                                                                    Exhibit 22
                             Election of Directors

  Thirteen directors of the Company are to be elected to hold office until the next annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal. Unless otherwise directed, proxies will be voted at the meeting for the election of the persons listed below, or in the event of an unforeseen contingency, for different persons as substitutes. The Nominating Committee and the Board of Directors as a whole are recommending this slate, and note with particular regret the retirements from the Board of Silas S. Cathcart, the Company's former Chairman, and John D. Nichols, the current Chairman, after 32 years and 15 years, respectively, of distinguished service on the Board. Set forth below are the name, age, principal occupation and other information concerning each nominee.

Julius W. Becton, Jr. (69)
 Former President, Prairie View A&M University from 1989 through 1994. Mr. Becton served as Director of the Federal Emergency Management Agency from 1985 to 1989 after 40 years of commissioned service in the U.S. Army, during which he attained the rank of Lieutenant General. He is a director of The Wackenhut Corporation and has been a director of the Company since 1992.

Susan Crown (37)
 Vice President, Henry Crown and Company since 1984. Henry Crown and Company is a family owned and operated company with investments in securities, real estate, resort properties and manufacturing operations. Ms. Crown is a director of Baxter International Inc. She is also a trustee and executive committee member of Rush-Presbyterian-St. Luke's Medical Center in Chicago and a trustee of The Yale Corporation. She has been a director of the Company since 1994.

H. Richard Crowther (63)
 Former Vice Chairman of the Company from 1990 through March 31, 1995. Prior to becoming Vice Chairman, Mr. Crowther was Executive Vice President from 1983 through 1989 and has a total of 36 years service with the Company. He is a director of Applied Power Inc. and has been a director of the Company since 1995.

W. James Farrell (53)
 President of the Company since December 1994 and Chief Executive Officer since September 1995. Mr. Farrell served as Executive Vice President from 1983 to December 1994 and has a total of 30 years service with the Company. Mr. Farrell is a director of Hon Industries Inc. and has been a director of the Company since 1995.

L. Richard Flury (48)
 Executive Vice President, Amoco Corporation (energy and chemicals) since January 1996; formerly Senior Vice President for Shared Services from June 1994 through December 1995 and Executive Vice President, Amoco Chemical Co., from January 1991 to June 1994, with a total of 26 years service with Amoco. Mr. Flury is a director of the Illinois Coalition, North Central College, the Field Museum and Amoco Foundation, and has been a director of the Company since 1995.

Richard M. Jones (69)
 Former Chairman and Chief Executive Officer, Guaranty Federal Savings Bank from 1989 through 1991. Mr. Jones was President of Sears, Roebuck and Co. (diversified merchandise, insurance, real estate and financial services) from 1986 to 1988 and Chief Financial Officer from 1980 to 1988. Mr. Jones is a director of Applied Power Inc., Baker, Fentress & Co., Guaranty Federal Savings Bank and MCI Communications Corp., and has been a director of the Company since 1988.

George D. Kennedy (69)
 Former Chairman, Mallinckrodt Group Inc. (animal and human health) from 1991 to 1994 and Chairman and Chief Executive Officer from 1986 to 1991. Mr. Kennedy is a director of American National Can Corporation, Brunswick Corporation, Kemper National Insurance Company, Scotsman Industries, Inc. and Stone Container Corporation, and has been a director of the Company since 1988.

Richard H. Leet (69)
 Former Vice Chairman, Amoco Corporation (energy and chemicals) from March 1991 to October 1991 and Executive Vice President from 1983 through February 1991. Mr. Leet is a director of Great Lakes Chemical Corporation, Landauer Inc. and Vulcan Materials Corp., was formerly President of the Boy Scouts of America, and has been a director of the Company since 1988.

Robert C. McCormack (56)
 Partner, Trident Capital L.P. (venture capital) since January 1993; Assistant Secretary of the Navy from 1990 to 1993; Deputy Under Secretary of Defense from 1987 to 1990; and Managing Director, Morgan Stanley & Co. Incorporated (investment banking) from 1985 to 1987. Mr. McCormack is a director of DeVry, Inc. and has been a director of the Company since 1993. He was previously a director from 1978 through 1987.

Phillip B. Rooney (51)
 President and Chief Operating Officer, WMX Technologies Inc. (environmental services) since 1985; and Chairman and Chief Executive Officer, Wheelabrator Technologies Inc. (environmental services) since 1990. Mr. Rooney is a director of Caremark International Inc., The ServiceMaster Company, Urban

 Shopping Centers Inc., Waste Management International plc, Wheelabrator Technologies Inc. and WMX Technologies, Inc., and has been a director of the Company since 1990.

Harold B. Smith (62)
 Chairman of the Executive Committee of the Company since 1982. Mr. Smith is a director of W.W. Grainger Inc. and Northern Trust Corporation and a Trustee of The Northwestern Mutual Life Insurance Company. He has been a director of the Company since 1968.

Ormand J. Wade (56)
 Former Vice Chairman, Ameritech Corp. (telecommunications products and services) from 1987 to 1993 and President and Chief Executive Officer, Illinois Bell Telephone Company, from 1982 through 1986. Mr. Wade is a director of Andrew Corporation and Westell Inc. and has been a director of the Company since 1985.

Calvin A. H. Waller (58)
 Senior Vice President, Kaiser-Hill LLC (construction and environmental services) since August 1994. Former President and Chief Executive Officer of RKK, Ltd. (environmental technology) from 1993 to 1994 and Chief Operating Officer from November 1991 to May 1993. After 32 years of military service, Mr. Waller retired from the U.S. Army in October 1991 with the rank of Lieutenant General, having served as, among other positions, Deputy Commander-in-Chief of Operations Desert Shield and Desert Storm. Mr. Waller is a director of Interpoint Corp. and RADICA Games, Ltd. of Hong Kong and has been a director of the Company since 1995.

                            Executive Compensation

  The table below summarizes the compensation of the Chief Executive Officer and the other four most highly compensated Executive Officers. On September 1, 1995 Mr. Farrell became Chief Executive Officer, succeeding Mr. Nichols who continued to serve as Chairman and as an Executive Officer.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION
                                                                -------------------------------
                                    ANNUAL COMPENSATION                AWARDS          PAYOUTS
                            ----------------------------------- --------------------- ---------
                                                                RESTRICTED SECURITIES
                                                   OTHER ANNUAL   STOCK    UNDERLYING   LTIP          ALL OTHER
 NAME AND PRINCIPAL          SALARY      BONUS     COMPENSATION   AWARDS    OPTIONS    PAYOUTS       COMPENSATION
      POSITION       YEAR   ($)(/1/) ($)(/1/)(/2/)   ($)(/3/)    ($)(/4/)     ($)        ($)             ($)
 ------------------  ----   -------- ------------- ------------ ---------- ---------- ---------      ------------
John D. Nichols      1995   747,942    1,000,000       --             --     80,000   1,413,025(/5/)    42,560(/7/)(/8/)
 Chairman and Chief  1994   652,067      750,000       --             --        --    1,145,276(/5/)    27,014
 Executive Officer   1993   600,000      567,600       --             --     50,000     950,111(/5/)    18,269
W. James Farrell     1995   317,212      370,000       --             --     60,000         --          38,000(/7/)(/8/)(/9/)
 President and Chief 1994   250,850      291,200       --       1,400,000       --          --           9,236
 Executive Officer   1993   242,000      228,000       --             --     36,996         --           7,332
Frank S. Ptak        1995   219,397      219,670       --             --     30,000         --          10,252(/7/)(/8/)
 Executive           1994   192,165      195,000       --       1,400,000       --          --           7,320
 Vice President      1993   180,000      177,000       --             --     30,000     139,758(/6/)     5,507
F. Ronald Seager     1995   209,501      206,150       --             --     30,000         --          11,306(/7/)(/8/)
 Executive           1994   199,606      182,608       --         875,000       --          --           7,733
 Vice President      1993   189,479      166,000       --             --     30,000     124,593(/6/)     5,814
Russell M. Flaum     1995   199,452      195,000       --             --     15,000         --           6,364(/7/)(/8/)
 Executive           1994   179,660      176,540       --         875,000       --          --           5,074
 Vice President      1993   169,534      151,400       --             --     15,000         --           5,119

--------
(1) Actual salary or bonus earned, including any amounts deferred under the Company's 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan or both.
(2) Amounts awarded under the Executive Incentive Plan are calculated on the base salary of record as of December 31 for the respective years and paid in the subsequent year.
(3) Perquisites and other personal benefits, securities and property in the aggregate do not exceed the threshold reporting level of the lesser of $50,000 or 10% of total salary and bonus reported for the named Executive Officer.
(4) Represents the value on the grant date (December 8, 1994) of restricted stock grants authorized under the 1979 Stock Incentive Plan. The number of shares granted and their value as of December 31, 1995 for each of the officers were: Mr. Farrell, 32,000 shares ($1,888,000); Mr. Ptak, 32,000 shares ($1,888,000); Mr. Seager, 20,000 shares ($1,180,000); and Mr.
    Flaum, 20,000 shares ($1,180,000). These individuals may exercise full voting rights as to the restricted stock and are entitled to receive all dividends and other distributions paid on the restricted stock from the date of grant until forfeited or sold. Messrs. Farrell's and Ptak's shares each vest in the following manner: 3,200 on December 31, 1995; 4,800 on December 31, 1996; 6,400 on December 31, 1997; 6,400 on December 31, 1998;
    6,400 on December 31, 1999; 3,200 on December 31, 2000; and 1,600 on
    December 31, 2001. Messrs. Seager's and Flaum's shares each vest in the following manner: 2,000 on December 31, 1995; 3,000 on December 31, 1996; 4,000 on December 31, 1997; 4,000 on December 31, 1998; 4,000 on December
    31, 1999; 2,000 on December 31, 2000; and 1,000 on December 31, 2001.
    Unvested shares will be forfeited if the executive leaves the Company for any reason other than retirement, death or disability.
(5) For 1995, the market value of 20,000 phantom stock units, the vesting of which was approved by the Compensation Committee on February 16, 1996 to be effective March 31, 1996, was $1,180,000 as of

    December 31, 1995; and interest and dividends credited on 284,000 shares in Mr. Nichols' Phantom Stock Account totaled $233,025. For 1994, the market value as of the date of vesting (March 31, 1995) for 20,000 phantom shares was $977,500 and interest and dividends credited on 264,000 shares in his account totaled $167,776. For 1993, the market value as of the date of vesting (March 31, 1994) for 20,000 phantom shares was $810,000 and interest and dividends credited on 244,000 shares in his account totaled $140,111. Units have been adjusted where appropriate to reflect the 2-for-1 stock split effective June 1993.
(6) Cash and market value of Common Stock paid in 1993 for performance share appreciation units granted under the Company's 1979 Stock Incentive Plan for a three-year performance period ended December 31, 1992.
(7) Includes company matching contributions to the Executive Officers' accounts in the 1993 Executive Contributory Retirement Income Plan. For
    1995 the amounts are: Mr. Nichols, $22,438; Mr. Farrell, $9,516; Mr. Ptak, $6,582; and Mr. Seager, $6,306. The Company matching contribution to Mr. Flaum's Savings and Investment Plan account was $4,603.
(8) Includes interest credited on deferred compensation in excess of 120% of the Applicable Federal Long Term Rate. For 1995 the amounts are: Mr. Nichols, $20,122; Mr. Farrell, $3,161; Mr. Ptak, $3,670; Mr. Seager,
    $5,000; and Mr. Flaum, $1,761.
(9) Includes $25,323 representing imputed income for 1995 on Mr. Farrell's outstanding home loan balance.

  As of April 1, 1996, W. James Farrell, the Company's Chief Executive Officer, was indebted to the Company in the amount of $420,000 (formerly $460,000) arising out of a second mortgage on a home loan made by the Company in lieu of Mr. Farrell's selling shares of common stock of the Company. The imputed rate of interest on the loan is 7.34% per annum and the loan is repayable in five annual installments.

  In addition, the Company has a loan program for executive officers to assist them in complying with the Company's stock ownership guidelines. As of February 29, 1996, Mr. Farrell had a loan outstanding for $83,975 payable December 31, 2000, bearing interest at a rate of 5.91% per annum and secured by 3,200 shares of common stock of the Company. The five-year term of the promissory note is renewable, but the note is repayable 180 days following termination of employment with the Company (or immediately if termination is for gross or willful misconduct) and upon bankruptcy, insolvency or death of the employee or breach of the terms of the note or the pledge agreement.

                               ----------------

  The table below sets forth information as to options granted during 1995 to the Executive Officers listed in the Summary Compensation Table.

                             OPTION GRANTS IN 1995

                                    INDIVIDUAL GRANTS
                         ----------------------------------------
                                      % OF
                         NUMBER OF    TOTAL                             POTENTIAL REALIZABLE VALUE
                         SECURITIES  OPTIONS                            AT ASSUMED ANNUAL RATES OF
                         UNDERLYING  GRANTED  EXERCISE                   STOCK PRICE APPRECIATION
                          OPTIONS      TO     OR BASE                      FOR OPTION TERM(/1/)
                          GRANTED   EMPLOYEES  PRICE   EXPIRATION     -------------------------------
NAME                      (#)(/2/)   IN 1995   ($/SH)     DATE        0% ($)  5% ($)         10% ($)
----                     ---------- --------- -------- ----------     ------ ---------      ---------
John D. Nichols.........   80,000     10.3%    60.25    05/03/99(/3/)    0     871,999(/3/) 1,849,947(/3/)
W. James Farrell........   60,000      7.7%    60.25    12/08/05         0   2,273,454      5,761,379
Frank S. Ptak...........   30,000      3.8%    60.25    12/08/05         0   1,136,727      2,880,689
F. Ronald Seager........   30,000      3.8%    60.25    12/08/05         0   1,136,727      2,880,689
Russell M. Flaum........   15,000      1.9%    60.25    12/08/05         0     568,364      1,440,345

--------
(1) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission. They are therefore not intended to forecast possible future appreciation, if any, of the Company's Common Stock price and reflect neither the income tax liability of the individual recipients nor the time value of money. The Company did not use an alternative formula for a grant date valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2) These grants become exercisable as to 25% of the shares underlying the options on each of the first four anniversaries of the grant, and are generally fully exercisable after the first anniversary in the event of retirement, disability or death. A restorative option right as described under the section "Proposal to Approve 1996 Stock Incentive Plan" applies to these grants so long as the option holder is employed by the Company.
(3) Based on Mr. Nichols' planned retirement on May 3, 1996 and the program's current three year exercise period after retirement.

                               ----------------

  The table below sets forth information as to option exercises during 1995 as well as the number and value of unexercised options as of December 31, 1995 for the Executive Officers listed in the Summary Compensation Table.

                      AGGREGATED OPTION EXERCISES IN 1995
                        AND 1995 YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                          ACQUIRED    VALUE    OPTIONS AT YEAR END (#)    AT YEAR END ($)(/1/)
                         ON EXERCISE REALIZED ------------------------- -------------------------
     NAME                    (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                ----------- -------- ----------- ------------- ----------- -------------
John D. Nichols.........      --         --     25,000       105,000       565,625     565,625
W. James Farrell........      --         --     59,996        75,000     1,768,787     339,375
Frank S. Ptak...........    4,000    198,250    42,000        45,000     1,265,250     339,375
F. Ronald Seager........      --         --     55,000        45,000     1,736,250     339,375
Russell M. Flaum........      --         --     22,300        22,500       646,088     169,688

--------
(1) Based on the year-end closing market price of the Company's Common Stock ($59.00).

                               RETIREMENT PLANS

  The Company's principal non-contributory defined benefit pension plan covers employees of participating business units. Executive Officers participate in this plan on the same basis as do approximately 10,000 other eligible employees. Benefit amounts are based on years of service and average monthly compensation for the five highest consecutive years out of the last ten years of employment. The following table illustrates the maximum estimated annual benefits to be paid upon normal retirement at age 65 to individuals in specified compensation and years of service classifications. The table does not reflect the limitations contained in the Internal Revenue Code of 1986 on benefit accruals under the Pension Plan. Under a plan adopted by the Board of Directors, supplemental payments in excess of those limitations will be made to participants designated by the Compensation Committee in order to maintain benefits upon retirement at the levels provided under the Pension Plan's formula.

                                   ESTIMATED ANNUAL NORMAL RETIREMENT BENEFITS(/1/)
                            --------------------------------------------------------------
                                      YEARS OF SERVICE AT NORMAL RETIREMENT(/2/)
   COMPENSATION(/3/)           10       15       20       25       30       35       40
   -----------------        -------- -------- -------- -------- -------- -------- --------
   $  250,000.............. $ 41,250 $ 61,875 $ 82,500 $103,125 $123,750 $133,125 $142,500
      500,000..............   82,500  123,750  165,000  206,250  247,500  266,250  285,000
      750,000..............  123,750  185,625  247,500  309,375  371,250  399,375  427,500
    1,000,000..............  165,000  247,500  330,000  412,500  495,000  532,500  570,000
    1,250,000..............  206,250  309,375  412,500  515,625  618,750  665,625  712,500
    1,500,000..............  247,500  371,250  495,000  618,750  742,500  798,750  855,000
    1,750,000..............  288,750  433,125  577,500  721,875  866,250  931,875  997,500

--------
(1) Amounts shown exceed actual amounts by .65% of Social Security covered compensation for each year of service up to 30 years.
(2) Years of service as of December 31, 1995 for the five most highly compensated Executive Officers were as follows: Mr. Nichols, 26.2 years; Mr. Farrell, 30.5 years; Mr. Ptak, 20.1 years; Mr. Flaum, 20.2 years;

                              Security Ownership

The following table sets forth information regarding ownership of the Company's Common Stock as of December 31, 1995 by each director and nominee for director; by each of the named executive officers; by directors, nominees and executive officers as a group; and by other persons who, to the knowledge of the Company, own of record or beneficially more than 5% of the outstanding Common Stock of the Company.

                                                                                             DIRECTORS'
NAME OF BENEFICIAL OWNER                              AMOUNT AND NATURE OF            PHANTOM STOCK PERCENT OF
        OR GROUP                                    BENEFICIAL OWNERSHIP(/1/)          UNITS(/2/)     CLASS
------------------------                            -------------------------         ------------- ----------
Directors and Nominees
 (Other than Executive Officers)
  Julius W. Becton, Jr............................              1,300                     1,713           *
  Silas S. Cathcart...............................            159,974(/3/)                1,713           *
  Susan Crown.....................................              3,900(/4/)                1,000           *
  H. Richard Crowther.............................            232,986(/5/)(/6/)(/7/)      1,075           *
  L. Richard Flury................................                600(/7/)                1,000           *
  Richard M. Jones................................              5,500                     1,713           *
  George D. Kennedy...............................              1,760                     1,713           *
  Richard H. Leet.................................              4,500                     1,713           *
  Robert C. McCormack.............................          7,260,050(/8/)(/9/)           1,000         6.1
  Phillip B. Rooney...............................              5,500                     1,000           *
  Harold B. Smith.................................         19,678,858(/9/)(/1//0/)          --         16.7
  Ormand J. Wade..................................              1,900                     1,000           *
  Calvin A. H. Waller.............................                600(/7/)                1,000           *
Executive Officers
  W. James Farrell................................            105,432(/6/)(/1//1/)                        *
  Russell M. Flaum................................             42,957(/6/)(/1//2/)                        *
  John D. Nichols.................................            439,157(/6/)(/1//3/)                        *
  Frank S. Ptak...................................             80,952(/6/)                                *
  F. Ronald Seager................................             85,100(/6/)(/1//4/)                        *
Directors, Nominees and All Executive Officers as
  a Group (25 Persons)............................         20,993,615(/6/)               15,640        17.5
Other Principal Beneficial Owners
 Edward Byron Smith, Jr...........................          7,572,506(/1//5/)                           6.3
 The Northern Trust Company.......................         23,701,591(/1//6/)                          19.8

--------
    *Less than 1% of Class
 (1) Unless otherwise noted, ownership is direct.
 (2) Represents units of phantom stock granted under the phantom stock plan for non-officer directors. Each unit is equal in value to one share of Common Stock. The units are not transferable and have no voting rights.
 (3) Includes 12,920 shares owned by Mr. Cathcart's wife, as to which he disclaims beneficial ownership; 11,664 shares owned by a trust as to which Mr. Cathcart has sole voting and investment power; 560 shares owned by a trust as to which he shares voting and investment power; and 5,000 shares owned by a charitable organization of which he is president and a director.
 (4) Includes 1,000 shares owned in a trust as to which Ms. Crown shares voting and investment power.
 (5) Includes 152,176 shares held in a revocable living trust as to which Mr. Crowther shares voting and investment power.
 (6) Includes shares covered by stock options exercisable within 60 days of December 31, 1995 as follows: Mr. Crowther, 75,620; Mr. Farrell 59,996; Mr. Flaum, 22,300; Mr. Nichols, 25,000; Mr. Ptak, 42,000; Mr. Seager, 55,000; and directors, nominees and executive officers as a group, 396,466.

 (7) Includes 600 shares of restricted stock granted on January 2, 1996 under the Directors' Restricted Stock Plan.
 (8) Includes 3,760 shares held in a revocable living trust as to which Mr. McCormack has sole voting and investment power, 200 shares owned in a trust as to which he shares voting and investment power with The Northern Trust Company, and 7,255,890 shares as described in Footnote 9.
 (9) Robert C. McCormack, Edward Byron Smith, Jr., Harold B. Smith and The Northern Trust Company are trustees of twelve trusts owning 7,255,890 shares as to which they share voting and investment power.
(10) Includes 175,088 shares held in a revocable living trust as to which Harold B. Smith has sole voting and investment power; 10,944,128 shares owned in twelve trusts as to which he shares voting and investment power with The Northern Trust Company and others; 1,082,240 shares owned in eleven trusts as to which he shares voting and investment power; 7,255,890 shares as described in Footnote 9; and 43,056 shares owned by a charitable foundation of which he is a director.
(11) Includes 1,506 shares held by Mr. Farrell as custodian for his minor child and 1,000 shares owned by his wife, as to both of which Mr. Farrell disclaims beneficial ownership.
(12) Includes 657 shares allocated to Mr. Flaum's account in the Company's Savings and Investment Plan.
(13) Includes 322,038 shares held in a family partnership of which Mr. Nichols is general partner and shares voting and investment power; 5,600 shares owned in a revocable living trust as to which Mr. Nichols has sole voting and investment power; 7,200 shares owned by Mr. Nichols' wife, as to which Mr. Nichols disclaims beneficial ownership; 6,148 shares held by Mrs. Nichols as custodian for their children, as to which Mr. Nichols disclaims beneficial ownership; 3,741 shares allocated to his account in the Company's Savings and Investment Plan; and 69,430 shares owned by a charitable foundation of which he is a co-trustee.
(14) Includes 10,876 shares held in a revocable living trust as to which Mr. Seager has sole voting and investment power and 1,138 shares owned by his wife, as to which Mr. Seager disclaims beneficial ownership.
(15) Includes 10,874 shares owned in a trust as to which Edward Byron Smith, Jr. has sole voting and investment power; 96,200 shares owned in a trust as to which The Northern Trust Company has sole voting and investment power; 116,800 shares owned in three trusts as to which Mr. Smith shares voting and investment power; and 7,255,890 shares as described in Footnote 9. Also includes the following shares held for the benefit of Mr. Smith's children: 59,990 shares owned in two trusts as to which The Northern Trust Company has sole voting and investment power; 6,720 shares held in a trust as to which Mr. Smith and his wife share voting and investment power; 9,320 shares held in a trust as to which Mr. Smith's wife and sisters share voting and investment power; and 4,400 shares owned in two trusts as to which Mr. Smith's sisters share voting and investment power.
(16) Including its holdings as trustee described in Footnotes 8, 9, 10 and 15, The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts which own an aggregate of 23,701,591 shares. They have sole voting power with respect to 4,382,707 shares and share voting power with respect to 18,821,882 shares. They have sole investment power with respect to 1,629,910 shares and share investment power with respect to 19,400,590 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 7,298,079 shares, resulting in aggregate holdings by The Northern Trust Company of 30,999,670 shares (25.9%).

  Because of their holdings individually and as trustees, the holdings of their immediate families and/or their positions with the Company, Robert C. McCormack, Edward Byron Smith Jr. and Harold B. Smith may be deemed to be "controlling persons" of the Company within the meaning of the Securities Act of 1933, as amended. Robert C. McCormack, Edward Byron Smith, Jr. and Harold
B. Smith have a common great grandfather, Byron L. Smith.

  The Company maintains normal commercial banking relationships with The Northern Trust Company, which also acts as the trustee under the Company's pension plan. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation. Harold B. Smith, a director of the Company, is also a director of Northern Trust Corporation.

                                       6